Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Armstrong Logistic Inc., a California corporation (the “Employer”), and AIDY CHOU (the “Employee”), effective as of January 1st 2022 (the “Effective Date”).

Employment Term: The Employee is employed by the Employer on an at-will basis, meaning that either the Employee or the Employer may terminate the employment relationship at any time, with or without cause or notice.

Position: The Employee is being employed as the Chief Executive Officer (the “Position”).

Compensation: The Employee shall be paid an annual salary of $0.00 for the services rendered in the Position.

Benefits: The Employee is entitled to all benefits provided by the Employer as outlined in the Employee Handbook, which may include but not limited to health insurance, retirement plan, vacation days, sick days, and other employee benefits.

Duties: The Employee shall perform all duties associated with the Position, including but not limited to overseeing the administrative operations of the Employer, managing staff, and ensuring compliance with all relevant laws and regulations.

Confidentiality and Non-Disclosure: During and after the employment term, the Employee shall not disclose any confidential information of the Employer, including but not limited to trade secrets, business plans, customer lists, financial information, and other proprietary information.

Intellectual Property: Any invention, discovery, improvement, process, or work of authorship made by the Employee during the employment term shall be the sole and exclusive property of the Employer.

Governing Law and Dispute Resolution: This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any disputes arising out of or in connection with this Agreement shall be resolved through arbitration in accordance with the rules of the American Arbitration Association.

Entire Agreement: This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ARMSTRONG LOGISTIC INC.

By:	/s/ TONG WU
Name:	TONG WU
Title:	CAO

[EMPLOYEE NAME]

By:	/s/ AIDY CHOU
Name:	AIDY CHOU